Exhibit 3.1(3)

                         VELOCITY ASSET MANAGEMENT, INC.

                           CERTIFICATE OF DESIGNATIONS

         VELOCITY ASSET MANAGEMENT, INC., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: That pursuant the Certificate of Amendment of the Certificate of Incorporation duly filed on May 15, 2006 (the "Certificate"), Article FOURTH of the Certificate states the Corporation is authorized to issue up to 10,000,000 shares of preferred stock in one or more series as may be determined from time to time by the Board of Directors, each of such series to be distinctly designated.

         SECOND: That pursuant to the authority so vested in the Board of Directors by the Certificate, the Board of Directors by Unanimous Consent of Directors effective as of May 10, 2006 approved and adopted the following resolutions:

                  RESOLVED, that the number of shares of preferred stock, designated as Series A Stock, shall be 1,500,000 ("Series A Stock"), all of which the Corporation may issue;

                  RESOLVED, that the rights and preferences of the Series A Stock set forth in Exhibit A attached hereto are hereby approved and such Exhibit A shall be filed with the Secretary of State of the State of Delaware.

         THIRD: That the said resolutions of the Board of Directors, and authorization thereby of issuance of shares of the Series A Stock and the determination of the rights and preferences of such preferred stock were duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with Section 151 of the General Corporation Law of the State of Delaware.

         WITNESS WHEREOF, the Corporation has made under its corporate seal and the hands of its authorized officers, the foregoing certificate, and the said President and Secretary have hereunto set their hands and caused the corporate seal of the said corporation to be hereunto affixed this 12th day of May, 2006.

                                     VELOCITY ASSET MANAGEMENT, INC.
                                     a Delaware Corporation

                                     /s/ JOHN C. KLEINERT
                                     -------------------------------------
                                     John C. Kleinert
                                     President and Chief Executive Officer
ATTEST:

/s/ JAMES J. MASTRIANI
----------------------
James J. Mastriani
Secretary
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                                    Exhibit A
                                    ---------


         The following is a statement of the voting powers and the designations, preferences, and other special rights, and the qualifications, limitations, or restrictions, in respect of the Corporation's Series A Convertible Preferred Stock, $0.001 par value per share ("Series A Stock").

A.       Terms of the Series A Stock.
         ---------------------------

         1. Designation and Number. A series of preferred stock, designated the "Series A Stock", is hereby established. The number of authorized shares of Series A Stock shall be 1,500,000.

         2. Maturity. The Series A Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

         3. Rank. The Series A Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank
(a) prior or senior to the Common Stock issued by the Corporation; (b) prior or senior to all classes or series of preferred stock issued by the Corporation, the terms of which specifically provide that such shares rank junior to the Series A Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (c) on a parity with all classes or series of shares of preferred stock issued by the Corporation, the terms of which specifically provide that such shares rank on a parity with the Series A Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation (the "Parity Shares") and (d) junior to all existing and future indebtedness of the Corporation.

         4.       Dividends.

                  (a) Holders of Series A Stock shall be entitled to receive, when and as authorized by the Board of Directors of the Corporation, or a duly authorized committee thereof, and declared by the Corporation out of funds of the Corporation legally available for payment, preferential cumulative cash dividends at the rate of 10% per annum of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $1.00 per share). Such dividends shall be cumulative from the date of original issue and shall be payable in arrears on the last day of each month (or, if not a Business Day (as defined below), the next succeeding Business Day, each a "Dividend Payment Date") for the period ending on such Dividend Payment Date, commencing on the date of issue. "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The first dividend will be paid on June 30, 2006 with respect to the period beginning on the date of issue and ending on June 30, 2006. Any dividend payable on the Series A Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the share records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the Dividend Payment Date occurs or such other date designated by the
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Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

                  (b) No dividends on Series A Stock shall be authorized by the Board of Directors of the Corporation or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  (c) Notwithstanding the foregoing, dividends on the Series A Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Accrued but unpaid dividends on the Series A Stock will accumulate and earn additional dividends at 10%, compounded monthly. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other class or series of preferred sock ranking, as to dividends, on a parity with or junior to the Series A Stock (other than a dividend payable in capital stock of the Corporation ranking junior to the Series A Convertible Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series A stock, all dividends declared upon the Series A Stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series A Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Stock and such other class or series of preferred stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Stock and such other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

                  (d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than a dividend payable in capital stock of the Corporation ranking junior to the Series A Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series A Stock as to dividends or upon liquidation, nor shall the Common Stock, or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series A Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for any other class or series of capital stock of

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the Corporation ranking junior to the Series A Stock as to dividends). Holders of Series A Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Stock as provided above. Any dividend payment made on the Series A Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         5.       Liquidation Preference.

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series A Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $10.00 per share (the "Liquidation Preference") in cash or property at its fair market value as determined by the Board of Directors of the Corporation, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of the Corporation's Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series A Stock as to liquidation rights. The Corporation will promptly provide to the holders of the Series A Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of the Series A Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, the sale, lease or conveyance of all or substantially all of the property or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, unless a liquidation, dissolution or winding up of the Corporation is effected in connection with, or as a step in a series of transactions by which, a consolidation or merger of the Corporation is effected. In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise is permitted under Delaware law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock of the Corporation whose preferential rights upon distribution are superior to those receiving the distribution.

                  (b) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Stock and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series A Stock and any such other Parity Shares if all amounts payable thereon were paid in full.

                  (c) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series A Stock and any Parity Shares, the holders of Common Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Stock and any Parity Shares shall not be entitled to share therein.

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         6.       Redemption.

                  (a) The Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series A Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to (i) 108% of the Liquidation Preference per share on or after May 18, 2009, (ii) 104% of the Liquidation Preference per share on or after May 18, 2011 and (iii) the Liquidation Preference per share on or after May 18, 2011, plus, in each case, all accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Date"), without interest. No Series A Stock may be redeemed except with assets legally available for the payment of the redemption price. Holders of Series A Stock to be redeemed shall surrender such Series A Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any of the Series A Stock has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Corporation in trust for the pro rata benefit of the holders of any Series A Stock so called for redemption, then from and after the Redemption Date dividends will cease to accrue on such Series A Stock, such Series A Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Stock is to be redeemed, the Series A Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

                  (b) Unless full cumulative dividends on all Series A Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Stock shall be redeemed unless all outstanding Series A Stock is simultaneously redeemed and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Series A Stock (except by exchange for any other class or series of capital stock of the Corporation ranking junior to the Series A Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase any Series A Stock in open-market transactions duly authorized by the Board of Directors of the Corporation and effected in compliance with applicable laws.

                  (c) Notice of redemption of the Series A Stock shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice shall be mailed by the Corporation by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series A Stock to be redeemed at such holder's address as the same appears on the share records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii)

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the number of shares of Series A Stock to be redeemed; and (iv) the place or places where the Series A Stock is to be surrendered for payment of the redemption price.

                  (d) Immediately prior to any redemption of Series A Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

                  (e) The Series A Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

                  (f) Subject to applicable law and the limitation on purchases when dividends on the Series A Stock are in arrears, the Corporation may, at any time and from time to time, purchase any Series A Stock in the open market, by tender or by private agreement.

                  (g) All Series A Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and reclassified as authorized but unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock in accordance with the applicable provisions of this Certificate of Designations.

         7.       Voting Rights.

                  (a) Holders of the Series A Stock will not have any voting rights, except as set forth below.

                  (b) Whenever dividends on any Series A Stock shall be in arrears for one day more than two consecutive fiscal quarters or three fiscal quarters, whether or not consecutive, in any twelve month period or any other default in the terms of the Series A Preferred Stock (a "Preferred Default"), the number of directors then constituting the Board of Directors of the Corporation shall increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)). The holders of such Series A Stock (voting separately as a class with all other classes or series of preferred stock ranking on a parity with the Series A Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable ("Parity Preferred")) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting at which a Preferred Stock Director is to be elected until up to twelve months after all dividends accumulated on such Series A Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside

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for payment. At least one of the Preferred Stock Directors shall meet
"independence" standards mandated by the American Stock Exchange (the "AMEX"), or such other exchange or inter-dealer market upon which the Series A Stock is traded. In the event the directors of the Corporation are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as equal as possible. Within twelve months after all accumulated dividends and the dividend for the then current dividend period on the Series A Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on the Series A Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate within twelve months thereafter and the number of directors then constituting the Board of Directors of the Corporation shall decrease accordingly. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

                  (c) So long as any shares of Series A Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of Series A Stock entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the Series A Stock, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

                           (i)      amend, alter or repeal the provisions of the
Corporation's Certificate of Incorporation or Certificate of Designations, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Stock or the holders thereof; or

                           (ii)     authorize, create or issue, or increase the
authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking senior to the Series A Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of capital stock into any such shares;

provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A Stock (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or other entity in any merger or consolidation to which the Corporation became a party) remains

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outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Stock; and provided, further, that (i) any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, (ii) any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to the Series A Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or (iii) any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of Series A Stock receive cash in the amount of the Liquidation Preference in exchange for each of their shares of Series A Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  (d) So long as any shares of Series A Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of Series A Stock entitled to cast a majority of the votes entitled to be cast by the holders of the Series A Stock, given in person or by proxy, either in writing or at a meeting (voting separately as a class) authorize, create or issue, or increase the authorized or issued amount of, any class or series of Parity Preferred or rights to subscribe to or acquire any class or series of Parity Preferred or any class or series of capital stock convertible into any class or series of Parity Preferred, or reclassify any shares of capital stock into any such shares.

                  (e) With respect to the exercise of the above described voting rights, each share of Series A Stock shall have one vote per share, except that when any other class or series of capital stock shall have the right to vote with the Series A Stock as a single class, then the Series A Stock and such other class or series of capital stock shall each have one vote per $10.00 of liquidation preference.

                  (f) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                  (g) Except as expressly stated herein, the Series A Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A Stock.

         8.       Conversion.

                  (a) Subject to and upon compliance with the provisions of this subsection 8, a holder of Series A Stock shall have the right, at the holder's option, at any time to convert such shares, in whole or in part, into the number of authorized but previously unissued shares of Common Stock obtained by dividing the aggregate Liquidation Preference of such shares by $2.50, the conversion price per share of Common Stock at which the Series A Stock is convertible into shares of Common Stock, as such price may be adjusted pursuant

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to paragraph (d) of this subsection 8 (the "Conversion Price") (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this subsection 8) by delivering such shares to be converted, such delivery to be made in the manner provided in paragraph (b) of this subsection 8; provided, however, that the right to convert shares called for redemption pursuant to subsection 6 of this Section A shall terminate at the close of business on the Business Day prior to the Redemption Date, unless the Corporation shall default in making payment of any amounts payable upon such redemption under subsection 6 of this Section A.

                  (b) The conversion rights of the holders of the Series A Stock are subject to cancellation by the Corporation on or after May 18, 2009 if, (i) for at least 20 Trading Days (as defined below) within any period of 30 consecutive Trading Days, including the last Trading Day of the period, the Current Market Price (as defined below) of the Common Stock of the Corporation exceeds the Conversion Price by more than 35% and (ii) the Common Stock is then traded on the New York Stock Exchange, the Nasdaq National Market or the AMEX (a "Conversion Cancellation Event"). Following the occurrence of a Conversion Cancellation Event, the Corporation may, at its option, provide notice to the respective holders of record of the Series A Stock at their respective addresses as they appear on the share transfer records of the Corporation, via first class mail, specifying a date upon which each such holder's conversion rights will be deemed cancelled (a "Conversion Cancellation Notice"). The cancellation date specified in the Conversion Cancellation Notice will be more than 30 days, but less than 60 days, after the Conversion Cancellation Notice is mailed. The right to convert Series A Stock for which any Conversion Cancellation Notice has been issued will terminate at the close of business on the Business Day prior to the cancellation date specified in the Conversion Cancellation Notice. "Trading Day" shall mean any day on which the securities in question are traded on the AMEX, or if such securities are not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on the Nasdaq National Market, in the applicable securities market in which the securities are traded. "Current Market Price" of the Common Stock of the Corporation for any day shall mean the last reported sales price on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, in either case as reported on the AMEX or, if such security is not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any AMEX member firm regularly making a market in such security and selected for such purpose by the Board of Directors of the Corporation or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Board of Directors of the Corporation, which determination shall be final, conclusive and binding.

                  (c) In order to exercise the conversion right, the holder of the Series A Stock to be converted shall deliver the certificate evidencing such shares, duly endorsed or assigned to the Corporation or in blank, to the office of the transfer agent of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert such shares of

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Series A Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized agent and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

                  (d) Holders of Series A Stock exercising their conversion rights will not be entitled to, nor will the Conversion Price be adjusted for, any accumulated and unpaid dividends, whether or not in arrears, or for dividends on the Common Stock issued upon conversion. Holders of Series A Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. However, Series A Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and ending with the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A Stock on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series A Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Stock for conversion.

                  (e) As promptly as practicable after the surrender of certificates for Series A Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this subsection 8, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (f) of this subsection 8. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares as described above) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date, unless the share transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the opening of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificates for Series A Stock have been surrendered and such notice received by the Corporation.

                  (f) No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of the Series A Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series A Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share of Series A Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Stock so surrendered.

                  (g) The Conversion Price shall be adjusted from time to time as follows:

                           (i)      If the Corporation shall (A) make a payment
of dividends or distributions to holders of any class or series of capital stock of the Corporation in Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price shall be adjusted so that the holder of any Series A Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (g)(i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (k) of this subsection 8) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

                           (ii)     If the Corporation shall issue rights,
options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date fixed for such issuance) to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the Fair Market Value (as defined below) per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of
(I) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (II) the number of shares of Common Stock that could be purchased at the Current Market Price on the date fixed for such determination with the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of additional shares of Common Stock offered, for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the opening of business on the day next following the record date for any such rights, options or warrants issued (except as provided in paragraph (k) of this subsection 8). In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than the Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer of the Corporation or the Board of Directors of the Corporation whose decision shall be final, conclusive and binding. Any adjustment(s) made pursuant to this paragraph (d)(ii) shall become effective immediately after the opening of business on the Business Day next following such record date. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur. "Fair Market Value" shall mean the number obtained, for the 30 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to any issuance or distribution requiring such computation, by dividing (a) the sum of the products for all sales of Common Stock during such 30 Trading Day period of (i) the sales prices per share of Common Stock as reported on the consolidated transaction reporting system contemplated by Rule 11Aa3-1 of the Securities Exchange Act of 1934, as amended, times (ii) the number of shares of Common Stock sold at such prices by (b) the total number of shares of Common Stock sold during such 30 Trading Day period. The term "ex date", when used with respect to any issuance or distribution, means the first day on which the Common Stock trades the regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price. Appropriate adjustments shall be made during any 30 Trading Day period in the event of any subdivision or combination of shares of Common Stock, whether by stock split, stock dividend, recapitalization, reverse stock split or otherwise, which occurs during such 30 Trading Day period.

                           (iii)    If the Corporation shall distribute to all
holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (including securities, but excluding cash distributions paid out of the total equity applicable to Common Stock, less the amount of stated capital attributable to Common Stock, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in paragraph (g)(ii) of this subsection 8 to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under paragraph (g)(ii) of this subsection 8) (any of the foregoing being hereinafter in this paragraph (g)(iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph less the then Fair Market Value of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph.

Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (k) of this subsection 8) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this paragraph (g)(iii), the distribution of a Security which is distributed not only to the holders of the Common Stock on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a person converting a share of Series A Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this paragraph (g)(iii); provided that on the date, if any, on which a person converting a share of Series A Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this paragraph (g)(iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences). Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

                           (iv)     No adjustment in the Conversion Price shall
be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (g)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subsection 8 (other than this paragraph
(g)(iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this subsection 8, the Corporation shall not be required to make any adjustment to the Conversion Price (A) upon the issuance of any Common Stock or options or rights to purchase Common Stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program of the Corporation or any of its subsidiaries; (B) upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on shares of capital stock or indebtedness of the Corporation and the investment of additional optional amounts in Common Stock under any plan; (C) upon a change in the par value of the Common Stock of the Corporation; or (D) for accumulated and unpaid dividends on shares of capital stock of the Corporation. All calculations under this subsection 8 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.

                  (h) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (g)(i) of this subsection 8 applies (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series A Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such Transaction by a holder of that number of shares of Common Stock or fraction thereof into which one share of Series A Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of such stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a "Non-Electing Share") (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (h), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Stock, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this paragraph (h) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series A Stock. The provisions of this paragraph (h) shall similarly apply to successive Transactions.

                  (i)      If:

                           (i)      the Corporation shall declare a distribution
on the Common Stock other than in cash out of the total equity applicable to Common Stock, less the amount of stated capital attributable to Common Stock, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution; or

                           (ii)     the Corporation shall authorize the granting
to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                           (iii)    there shall be any reclassifications of the
Common Stock (other than an event to which paragraph (g)(i) of this subsection 8 applied) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation as an entity and for which approval of any shareholder of the Corporation is required; or

                           (iv)     there shall occur the voluntary or
involuntary liquidation, dissolution or winding up of the Corporation; then the Corporation shall cause to be filed with the transfer agent of the Corporation and shall cause to be mailed to the holders of the Series A Stock at their addresses as shown on the share records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date as of which the holders of Common Stock of record to be entitled to such distribution or grant of rights or warrants are to be determined, provided, however, that no such notification need be made in respect of a record date for a distribution or grant of rights unless the corresponding adjustment in the Conversion Price would be an increase or decrease of at least 1%, or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in subsection 8 of this Section A.

                  (j) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent of the Corporation an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price, setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Stock at such holder's last address as shown on the share records of the Corporation. No adjustment in the Conversion Price shall be made by the Company unless such reduced Conversion Price shall be in effect for a period of at least 10 business days.

                  (k) In any case in which paragraph (g) of subsection 8 provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (I) issuing to the holder of any Series A Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (II) fractionalizing any Series A Stock and/or paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (f) of this subsection 8.

                  (l) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this subsection 8. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this subsection 8, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

                  (m) If the Corporation shall take any action affecting the Common Stock, other than an action described in this subsection 8, that in the opinion of the Board of Directors of the Corporation would materially and adversely affect the conversion rights of the holders of the Series A Stock, the Conversion Price for the Series A Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors of the Corporation, in its sole discretion, may determine to be equitable under the circumstances.

                  (n) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series A Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Stock not theretofore converted. For purposes of this paragraph (n), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series A Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                  The Corporation covenants that any Common Stock issued upon conversion of the Series A Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series A Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Common Stock at such adjusted Conversion Price.

                  The Corporation shall use its reasonable best efforts to list the Common Stock required to be delivered upon conversion of the Series A Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

                  (o) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series A Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series A Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  In addition to the foregoing adjustments, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

                  9. Certificate of Incorporation and Bylaws. The rights of all holders of the Series A Stock and the terms of the Series A Stock are subject to the provisions of this Certificate of Designations, the Certificate of Incorporation and the Bylaws of the Corporation.

                  B. Exclusion of Other Rights.Except as may otherwise be required by law, the Series A Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such may be amended from time to time) and in the Corporation's Certificate of Incorporation. The Series A Stock shall have no preemptive or subscription rights.

                  C. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  D. Severability of Provisions. If any voting powers, preferences or relative, participating, optional and other special rights of the Series A Stock or qualifications, limitations or restrictions thereof set forth in this Certificate of Designations (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A Stock or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series A Stock or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series A Stock or qualifications, limitations or restrictions thereof unless so expressed herein.